Exhibit 10.3

Fiscal Year 09

Discretionary Management

Bonus Program

2009 Discretionary DManagement Bonus Plan

2009 Discretionary Management Bonus Plan

This document contains the terms and conditions of the 2009 Discretionary Management Bonus Plan which is being offered to you as a member of SMART’s management team. You are eligible to participate in this plan subject to your agreeing to its terms.

As with all elements of your compensation, this document and the terms and conditions contained in it are confidential. This document may not be reproduced nor distributed outside of SMART unless the prior written consent of the President or CEO is obtained.

Definitions. Words that appear in bold text in this plan have the following meanings:

“active employment” means that you are actively delivering employment services to SMART and are not on a leave of absence;

“bonus period” means April 1, 2008 through March 31, 2009

“company performance” has the meaning given to in Section 2.2;

“company performance bonus” has the meaning given to in Section 2.1(i)

“eligibility conditions” means those conditions specified in Section 1.1;

“employment income” means your annual gross income on account of your regular earnings;

“fiscal year” means April 1, 2008 to March 31, 2009 or such other annual fiscal period as may be established by SMART from time to time;

“full-time” for the purposes of this plan, means active employment services performed by you at the rate of at least forty (40) hours per week, inclusive of vacation days, but exclusive of time on account of a leave of absence;

“functional performance” has the meaning given to it in Section 2.3;

“good standing” means that you have not been subject to performance or disciplinary measures within the bonus period sufficient to cause you to be put on written notice that your continued employment with SMART is at risk;

“leave of absence” means:

(i)	the temporary cessation of active employment greater than ten (10) days with the intent to return to work, and includes, but is not limited to, unpaid vacation days and educational, travel, maternity and parental leaves; or

(ii)	a leave on account of a short-term or long-term disability approved by SMART’s insurance carrier.

“maximum bonus percentage” has the meaning given to it in Section 2.1

“personal performance” has the meaning given to it in Section 2.4;

“personal performance bonus” has the meaning given to it in Section 2.1(ii);

“plan” means this Discretionary Management Bonus Plan, as same may be amended from time to time;

“record date” has the meaning given to it in Section 5.2;

“regular earnings” means compensation for services rendered at your regular rate of pay and excludes benefits that might be included in your income as reflected on your T4 form, prior bonuses or other incentive pay of any kind;

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“SMART” means SMART Technologies ULC.;

1.0	Eligibility

1.1 Eligibility Conditions.

(i)	If you

a.	receive a copy of this plan and agree to its terms by returning a signed copy of Schedule A to your member of executive management;

b.	do not otherwise earn any employment income from SMART on account of sales commissions or sales bonuses; and

c.	are employed with SMART as at April 1, 2008 or become so employed with SMART after April 1, 2008 but prior to January 1, 2009;

you are eligible to participate in this plan and, subject to the remaining provisions of this plan, are eligible to receive the company performance bonus, functional performance bonus and the personal performance bonus.

(ii)	If you

a.	receive a copy of this plan and agree to its terms by returning a signed copy fo Schedule A to your member of executive management;

b.	do not otherwise earn any employment income from SMART on account of sales commissions or sales bonuses; and

c.	become employed with SMART on or after January 1, 2009;

you are eligible to participate in this plan and, subject to the remaining provisions of this plan, are eligible to receive the company performance bonus.

2.0	Bonus Calculations

2.1	Bonus. Provided you are otherwise eligible under this plan and provided that company performance is achieved, you may earn a bonus (“maximum bonus percentage”) of your employment income, where:

(i)	a percentage of such bonus will be payable on the achievement of company performance (“company performance bonus”); and

(ii)	a percentage of such bonus will be payable on the achievement of functional performance (“function performance bonus”); and

(iii)	a percentage of such bonus will be payable on a discretionary basis that is dependent on your personal performance (“personal performance bonus”).

The maximum bonus percentage and percentage of bonus payable based on company, functional and personal performance is detailed in Schedule A of this plan.

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2.2	Company Performance. Within ninety (90) days of the end of the fiscal year, executive management of SMART will determine whether company performance (“company performance”) has been achieved having regard to the financial performance of SMART on a consolidated basis and in accordance with generally accepted accounting principles (GAAP). There is a threshold over which the company must get before bonuses become payable. Generally, this performance threshold will be measured by reference to the four KPIs:

(i)	Revenue
(ii)	Margin
(iii)	EBITDA
(iv)	Market share.

2.3	Functional Performance. If company performance has been achieved, an executive committee of SMART will review the performance of the functional area which you work (“functional performance”) having regard to but not limited to the following factors:

(i)	contribution to achieving the goals and objectives of the functional area
(ii)	contribution to building the capability of the functional area
(iii)	role in increasing the capacity and improvement of functional processes
(iv)	adherence to budget.

2.4	Personal Performance. If company performance has been achieved, an executive committee of SMART will review your performance (“personal performance”) having regard, but not limited, to the following factors:

(i)	contribution to the top-level company strategy and contribution to the execution of same;
(ii)	contribution to the make-or-break issues as identified by executive management prior to the commencement of, or as amended during, the fiscal year;
(iii)	attention to the values, operating principles, policies, processes and administrative practices of SMART; and
(iv)	delivery against agreed objectives as laid out in your annual work plan and as otherwise communicated with you from time to time.

3.0	Adjustments

3.1.	Departure from and Re-commencement of Employment with SMART. If you voluntarily terminate your employment from SMART and then recommence it during the bonus period, you will only become eligible under this plan upon satisfying all of the eligibility conditions anew.

3.2	Leave of Absence. If you take a leave of absence during the bonus period, your company performance bonus and your personal performance bonus, if any, will be reduced by virtue of:

(i)	your reduced employment income during your leave of absence; and

(ii)	a pro-rata adjustment to your maximum bonus percentage.

3.3	Good Standing. If you are suspended from this plan during the bonus period by virtue of not being in good standing, you will not be entitled to any personal performance bonus and your company performance bonus will be reduced by virtue of:

(i)	your employment income being deemed to be reduced (for purposes of this plan) for the time that you were not in good standing; and

(ii)	your maximum bonus percentage being adjusted downward (including to nil) in the sole discretion of the administrators of this plan.

4.0	Termination of Employment

4.1	Termination of Employment. If your employment with SMART ends:

(i)	as a result of your termination with cause or your voluntary resignation from SMART, you will entirely forfeit your eligibility for any company performance bonus, functional performance bonus or personal performance bonus under this plan; or

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(ii)	as a result of a termination by SMART without cause, you will remain eligible to receive a company performance bonus, if any, provided that your last day of active employment with SMART plus the applicable statutory notice period extends past the end date of the bonus period. In such circumstances, you will receive the company performance bonus in accordance with Section 5.

4.2	Acknowledgement. Eligibility for, or possible payments of, the company performance bonus and/or the personal performance bonus are not integral parts of your ongoing compensation. In electing to participate in this plan, you agree that eligibility and possible payments under this plan, together with payments under any prior plans that you have been a participant in while employed with SMART will not be factored into any severance compensation that may be owing to you in the future should your employment with SMART be terminated without just cause unless inclusion is specifically provided for in your employment agreement. Specifically, any possible payment under this plan or prior payments will not be taken into account in a severance calculation, regardless of whether you or SMART have a defined severance formula in an employment agreement or offer letter, or whether your circumstances are governed by the common law, unless inclusion is specifically provided for in your employment agreement.

5	Administration

5.1	Must be in Active Employment and in Good Standing on Record Date. Subject to Section 4.1(ii),

(i)	you must be in active employment and in good standing on the record date in order to receive your company performance bonus and personal performance bonus; and

(ii)	if on the record date, you are not in good standing or in active employment, you will have your payment, if any, for the bonus period accrued for up to six (6) months, at which time your status will be reviewed by the administrators of this plan. Your payment will then be made (or not) having regard to the circumstances of your case, including (but not limited to) your performance, your intent to return to SMART if on a leave of absence and applicable income tax legislation.

5.2	Administration. This plan and any payments under this plan will be administered by the CEO together with the Vice President, Finance or Chief Financial Officer of SMART.

5.3	Record Date. Executive management of SMART will, within thirty (30) days of making the determination that company performance has been achieved,

(i)	make a determination of your personal performance; and

(ii)	set a record date (“record date”).

5.4	Payment Date. Your company performance bonus, if any, shall be payable within fourteen (14) days of the record date and your personal performance bonus, if any, shall be payable within sixty (60) days of the record date.

5.5	Payment Mechanism. Any payments made under this plan will be made via electronic transfer or cheque with required withholding being made.

5.6	Withholdings. All applicable withholdings will be made at the time of the payment except for any income tax withholdings that are directed by you not to be withheld pursuant to a completed Canada Customs and Revenue Form T1213, as such form may be amended from time to time.

5.7	Fiscal Year Change. If SMART’s the fiscal year changes, then your employment income will be pro-rated to be reflective of the new bonus period.

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6.0	Discretion

6.1	Discretionary Decisions. This plan has been drafted to provide for most situations and contingencies. There may be certain events or circumstances that are unique or that were not contemplated at the time of drafting this plan. Accordingly, executive management reserves the right to exercise its discretion in choosing to make (or not) reward payments in any particular case, having regard, in each instance to the general spirit and intent of this plan, the individual employee and legislative requirements, if any.

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Schedule A Bonus Plan Details FY09

(Schedule to be selected based on position)

Position	Target Bonus %	Company Performance	Functional Performance	Personal Performance	Comments
Executive	50	65%	20%	15%	Compensation is weighted toward company performance reflecting this group’s ability to influence and drive performance through their departments (function).

Director	30	40%	35%	25%	Increased reliance on the Director level to deliver on the strategic objectives of the organization

Sr. Manager	25	25%	40%	35%	New position introduced in FY08 with a need to differentiate between managing managers and strategically driving the business

Manager	20	25%	35%	40%	Increased to reflect increasing expectations and alignment with percentages offered in the various markets in which we operate

Key Individual Contributor	5-15%	25%		75%	Increased so we can still have an individual contributor not wanting to become a manager to increase compensation – parallel tracks

[NTD we would insert the appropriate row from the chart above for each document. I would maintain access and control over the executive information, others would be maintained and used as templates by the appropriate person in PS.]

I have reviewed the foregoing terms and conditions and wish to participate in the plan. I agree to its terms and conditions. I also acknowledge and agree that the terms and conditions of the plan are confidential, as is my participation in the plan. I agree not to disclose the terms upon which I am participating nor will I distribute my or any copy of the plan without the prior express consent of the President or CEO.

Dated this              day of             , 200    .

Signature	Print Name

/end of doc

2009 Discretionary DManagement Bonus Plan